                                                                      Exhibit 12

                               Markel Corporation
                       Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)

                                                     3 Months Ended                          Year Ended
                                                        March 31,                           December 31,
                                                     --------------  ----------------------------------------------------
                                                          2002           2001       2000       1999      1998      1997
                                                     --------------  ----------------------------------------------------
Earnings:
---------
Earnings (loss) from continuing operations
     before income taxes                              $   27,044      ($182,198)  ($51,806)  $ 53,440  $ 75,385  $ 66,351
Fixed charges                                             10,011         52,511     56,030     27,058    22,026    21,496
                                                      ----------     ----------------------------------------------------
     Earnings (loss) from continuing
        operations, as adjusted                       $   37,055      ($129,687)   $ 4,224   $ 80,498  $ 97,411  $ 87,847
                                                      ==========     ====================================================

Fixed Charges:
--------------
Interest Expense                                      $    9,081       $ 48,647    $52,348   $ 25,150  $ 20,406  $ 20,124
Portion of rental expense representative
     of interest                                             930          3,864      3,682      1,908     1,620     1,372
                                                      ----------     ----------------------------------------------------
     Fixed Charges                                    $   10,011       $ 52,511    $56,030   $ 27,058  $ 22,026  $ 21,496
                                                      ==========     ====================================================

Ratio of Earnings to Fixed Charges                           3.7           -2.5        0.1        3.0       4.4       4.1

Deficiency in the coverage of fixed charges
     by earnings before fixed charges                          -       $182,198    $51,806          -        -          -

Notes:
------
.. The Company's consolidated insurance company subsidiaries are subject to certain regulatory restrictions on the payment of dividends or advances to the Company.